Exhibit 99.1

PRESS RELEASE
www.biotapharma.com

FOR IMMEDIATE RELEASE

BIOTA PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS
AND CORPORATE UPDATE

-LANI Influenza Program Advancing Toward Phase 2 Clinical Development-
-Merger between Nabi Biopharmaceuticals and Biota Holdings Limited Successfully Completed-

ROCKVILLE, MD – February 12, 2013 — Biota Pharmaceuticals, Inc. (NASDAQ:BOTA) today announced its financial results for the three month period ended December 31, 2012 and recent corporate developments.  The Company’s fiscal year end is June 30.

“We are pleased with the progress of the LANI program such that we anticipate initiating a large, global Phase 2 clinical trial in patients with influenza in mid-2013,” stated Russell H. Plumb, President and CEO of Biota Pharmaceuticals, Inc. “With the merger behind us and our balance sheet strengthened with the related net cash proceeds, we are now focused on integrating operations and completing an in-depth strategic, operational and financial review of our development programs, which we expect to complete by the end of this quarter.”

Recent Corporate Developments

Merger between Nabi Biopharmaceuticals and Biota Holdings Limited - On November 8, 2012, the Company announced the completion of the merger between Nabi and Biota Holdings Limited, resulting in the formation of Biota Pharmaceuticals, Inc. Former Biota Holdings Limited shareholders retained approximately 83% of the Company’s shares of common stock, while former Nabi shareholders retained approximately 17% as consideration for Nabi’s net assets, which consisted primarily of $27 million in net cash on the date of the merger. The merger has been accounted for as a reverse merger, such that Biota Holdings Limited is considered the accounting acquirer for financial reporting purposes even though Nabi was the legal acquirer.

Reverse Stock Split - Concurrent with the completion of the merger, a reverse stock split of Nabi common stock occurred, resulting in each six shares of Nabi common stock issued and outstanding immediately prior to the reverse split being automatically combined into one share of Nabi common stock. As a result of the reverse split, the per share exercise price of, and the number of shares of common stock underlying all stock options outstanding immediately prior to the reverse split were automatically proportionally adjusted based on the 1:6 ratio in accordance with the terms of such options.

Laninamivir Octanoate (LANI) - Laninamivir octanoate is marketed in Japan by Daiichi Sankyo as Inavir® for the treatment of influenza A and B in adults and children. In November 2012, Daiichi Sankyo submitted an application for a label change in Japan to manufacture and market the influenza antiviral product Inavir® for the prevention of influenza A and B.

Under the contract the Company has with the U.S. Office of Biomedical Advanced Research and Development Authority (“BARDA”), in January 2013 the Company initiated a Phase 1 clinical trial designed to assess the pharmacokinetics and metabolite profile of laninamivir octanoate following an inhaled dose administered via TwinCaps®.  This study is a single center, single dose, open-label study in six healthy male subjects.  The Company anticipates that top-line results from this study will be available in mid-2013.  Further, the Company anticipates initiating a 636-patient, randomized, placebo-controlled Phase 2 clinical trial of laninamivir octanoate in mid-2013. The  primary  objective  of  the  study  is  to  evaluate  the  safety and efficacy  of  two  doses  of  inhaled laninamivir  octanoate  (40  and  80 mg)  delivered  via  TwinCaps® in  adults  with symptomatic presumptive influenza A or B infection. The  primary  endpoint for  this  study  is  time  to  alleviation  of  influenza  symptoms   and fever for ≥24 hours.

Executive Management Changes - In connection with the merger, on November 14, 2012, the Company announced the appointment of Russell H. Plumb as its President and Chief Executive Officer, as well as a director, and Joseph M. Patti, M.S.P.H., Ph.D. as its Executive Vice President, Corporate Development & Strategy. Peter Cook, who resigned as the Chief Executive Officer of Biota Holdings Limited upon the completion of the merger, continues to serve as a director.

Biota Pharmaceuticals, Inc.   ♦  12270 Wilkins Avenue  ♦  Rockville, MD 20852   ♦  Tel: (678) 762-3240

Mr. Plumb previously served as President, Chief Executive Officer and Chief Financial Officer of Inhibitex, Inc., a publicly-traded clinical-stage drug development company, from December 2006 through February 2012, when it was acquired. From 2000 to December 2006, Mr. Plumb was the Chief Financial Officer of Inhibitex.

Dr. Patti was a co-founder of Inhibitex, and served as its Chief Scientific Officer and Senior Vice President of Research and Development from 2007 through February 2012. Prior to that, he served as the Vice President, Research and Development and Chief Scientific Officer from 2005 to 2007 and Vice President of Preclinical Development from 1998 to 2005.

Financial Results for the Three Month Period Ended December 31, 2012

As of December 31, 2012, the Company held $74.1 million in cash and cash equivalents.

The Company reported net income in the three month period ended December 31, 2012 of $4.8 million, as compared to a net loss of $7.0 million in the second quarter of 2011. The $11.8 million change from net loss in 2011 to net income in 2012 was primarily the result of an $8.2 million increase in revenue, the recording of a $7.8 million gain related to the merger, and the receipt of a $4.4 million research and development credit, offset in part by a $7.7 million increase in total operating expenses, a $0.4 million decrease in interest income and a $0.5 million decrease in income tax benefits. Basic and diluted net income per share were $0.17 for the three month period ended December 31, 2012, as compared to a net basic and diluted loss per share of $0.31 in the same period of 2011.

Revenue increased to $10.4 million for the three months ended December 31, 2012 from $2.1 million in the same period of 2011, primarily as a result of increased service revenue in 2012 due principally to the advancement of the laninamivir octanoate program under the BARDA contract and higher royalty revenue.

Cost of revenue increased to $7.1 million in the three months ended December 31, 2012 from $2.9 million in the same three month period in 2011 due principally to the advancement of the laninamivir octanoate program under the BARDA contract.

Research and development expense decreased to $4.0 million in the second quarter of 2012 from $5.7 million in the second quarter of 2011, due largely to the completion of the vapendavir Phase 2 clinical trial during the quarter ended June 30, 2012, as well as lower preclinical costs associated with our antibacterial and hepatitis C virus programs and lower personnel-related and other indirect costs in general.

General and administrative expense increase to $7.1 million in the second quarter of 2012 as compared to $1.9 million in the second quarter of 2011 primarily due to merger-related costs of $3.3 million in 2012, an increase in salaries, benefits, stock-based compensation and recruiting costs related to the addition of executive and administrative staff in the U.S., as well as generally higher insurance, rent, and maintenance costs.

About Influenza and Laninamivir Octanoate

Influenza is a contagious and potentially fatal disease caused by a virus which infects the respiratory tract. Influenza viruses replicate in the cells lining the airways of the lungs and are generally spread directly to and from the respiratory tract by coughing and sneezing. Influenza can seriously affect anyone, but the people at highest risk of severe disease include young children, adults older than 65, and people of any age with underlying medical conditions, such as chronic heart, lung, kidney, liver, blood or metabolic diseases (for example, diabetes), or weakened immune systems.

Influenza spreads rapidly around the world in seasonal epidemics affecting between 5-15% of the population each year. According to the Centers for Disease Control and Prevention, in the U.S. alone, more than 200,000 people are hospitalized on average every year with influenza complications, and about 36,000 people die due to the disease. The World Health Organization estimates that annual epidemics around the world cause between three and five million cases of severe influenza, resulting in between 250,000 and 500,000 deaths every year.

The Company has developed first and second generation neuraminidase inhibitors, the first of which is zanamivir, which is marketed as Relenza® by GlaxoSmithKline. The Company’s second generation neuraminidase inhibitors are referred to as long-acting neuraminidase inhibitors (LANIs) and are being evaluated as a once-weekly or once-only inhaled dose as compared to five day, twice-daily dosing needed with first generation neuraminidase inhibitors. The Company and Daiichi Sankyo co-own the rights for the development and commercialization of LANIs. The lead LANI, known as laninamivir octanoate, has completed clinical development in Japan and is marketed by Daiichi Sankyo as Inavir®.

In 2011, the Company announced it had been awarded a contract from BARDA for up to $231 million designed to support the clinical development and U.S. based manufacturing for laninamivir octanoate for the treatment of influenza A and B infections.

Biota Pharmaceuticals, Inc.   ♦  12270 Wilkins Avenue  ♦  Rockville, MD 20852   ♦  Tel: (678) 762-3240

About Human Rhinovirus and Vapendavir

Human rhinoviruses (HRV) are a member of a large family of small viruses known as picornaviruses which are responsible for human diseases ranging from mild respiratory tract infections (the common cold) to paralytic poliomyelitis. HRV are the most commonly isolated viruses from people with mild upper respiratory tract illness. HRV can be a much more serious problem for some segments of the population such as infants and the frail elderly. HRV is a major cause of hospitalization for patients with underlying respiratory conditions, such as asthma, chronic obstructive pulmonary disease (COPD) and cystic fibrosis, where HRV can aggravate their existing disease. Estimates suggest that HRV is linked to about 70% of all asthma exacerbations and more than 50% of the hospitalized cases. Studies also suggest that more than 35% of acute COPD patients requiring hospitalization are associated with respiratory viruses, including rhinovirus.

The Company is developing vapendavir, a potent oral broad spectrum inhibitor of HRVs for the treatment of human rhinovirus infections and the reduction of exacerbations in patients with moderate to severe asthma or COPD. Vapendavir binds to the capsid of the HRVs and effectively stops the infection by interfering with the early steps in the infectious cycle. In March 2012, the Company announced that it had successfully completed a Phase 2b study in asthmatics with naturally acquired HRV infection.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of innovative anti-infective products to prevent and treat a number of serious and potentially life-threatening viral and bacterial infectious diseases. The Company currently has two Phase 2 clinical-stage development programs, laninamivir octanoate and vapendavir, and also has preclinical programs focused on developing treatments for respiratory syncytial virus (RSV) infections, hepatitis C virus (HCV), gram-positive and gram-negative bacterial infections. For additional information about the Company, please visit www.biotapharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties. All statements, other than historical facts, including statements regarding: the timing of commencement and/or completion of the Company’s clinical trials; the planned design, size and timing of when the Company anticipates initiating a 636-patient, placebo-controlled Phase 2 clinical trial of laninamivir octanoate; and the anticipated time to complete management’s ongoing strategic, operational and financial review, are forward looking statements.  Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by the forward-looking statements, including: BARDA not terminating or significantly amending the Company’s existing contract to develop laninamivir octanoate for the U.S.; the Company, BARDA, the FDA, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of laninamivir octanoate at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; the Company’s ability to comply with extensive government regulations in various countries and regions in which it expects to conduct clinical trials; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations who it relies on to assist in the design, development and implementation of the clinical development of its product candidates, including laninamivir octanoate; and other cautionary statements contained elsewhere in this press release and in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, as filed with the Securities and Exchange Commission, or SEC, on February 12, 2013.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Holdings Limited. RelenzaTM is a trademark of GlaxoSmithKline plc, Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd, and TwinCaps® is a registered trademark of Hovione FarmaCiencia SA.

Contacts:
Russell H. Plumb	Hershel Berry
President and Chief Executive Officer	Blueprint Life Science Group
(678) 762-3240	(415) 375-3340 Ext. 102
r.plumb@biotapharma.com	hberry@bplifescience.com

Biota Pharmaceuticals, Inc.   ♦  12270 Wilkins Avenue  ♦  Rockville, MD 20852   ♦  Tel: (678) 762-3240

BIOTA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except per share amounts)

	December 31,2012	June 30,2012

ASSETS
Current assets
Cash and cash equivalents	$74,111	$53,790
Accounts receivable	11,383	5,966
Prepaid and other current assets	2,495	1,374
Total current assets	87,989	61,130
Non-current assets:
Property and equipment, net	4,454	4,944
Intangible assets, net	1,312	1,804
Deferred tax assets	2,427	1,419
Total non-current assets	8,193	8,167
Total assets	$96,182	$69,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,466	$2,851
Accrued expenses	5,649	6,133
Accrued severance obligations	4,423	-
Deferred revenue	881	398
Deferred tax liabilities	1,526	130
Total current liabilities	16,945	9,512
Non-current liabilities:
Other liabilities, net of current portion	275	504
Total non-current liabilities	275	504
Total liabilities	17,220	10,016
Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 34,219,690 shares issued and 182,350,316 shares outstanding at December 31, 2012 and June 30, 2012, respectively	3,422	100,394
Additional paid-in capital	234,384	668
Treasury stock, 5,867,361 and 1,816,178 at cost, at December 31, 2012 and June 30, 2012, respectively	(117,048)	(1,397)
Accumulated other comprehensive income	30,517	29,516
Accumulated deficit	(72,313)	(69,900)
Total stockholders’ equity	78,962	59,281
Total liabilities and stockholders’ equity	$96,182	$69,297

-more-

Biota Pharmaceuticals, Inc.   ♦  12270 Wilkins Avenue  ♦  Rockville, MD 20852   ♦  Tel: (678) 762-3240

BIOTA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
 (in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Royalty revenue and milestones	$1,943	$(1,047)	$1,927	$1,460
Revenue from services	8,208	3,121	9,681	4,732
Other	235	19	242	47
Total revenue	10,386	2,093	11,850	6,239

Operating expense:		`
Cost of revenue	7,088	2,929	8,637	4,260
Research and development	4,046	5,727	8,647	12,056
General and administrative	7,077	1,853	10,268	3,651
Total operating expense	18,211	10,509	27,552	19,967
Loss from operations	(7,825)	(8,416)	(15,702)	(13,728)

Non-operating income:
Gain recorded on merger	7,805	-	7,805	-
Research and development credit	4,428	-	4,428	-
Interest income	415	841	952	1,826

Income (loss) before tax	4,823	(7,575)	(2,517)	(11,902)
Income tax benefit	6	520	104	650
Net income (loss)	$4,829	$(7,055)	$(2,413)	$(11,252)

Basic income (loss) per share	$0.17	$(0.31)	$(0.09)	$(0.50)
Diluted income (loss) per share	$0.17	$(0.31)	$(0.09)	$(0.50)

Basic weighted-average shares outstanding	28,137,346	22,695,081	28,137,346	22,695,081
Diluted weighted-average shares outstanding	28,352,329	22,695,081	28,137,346	22,695,081

Biota Pharmaceuticals, Inc.   ♦  12270 Wilkins Avenue  ♦  Rockville, MD 20852   ♦  Tel: (678) 762-3240